March 2011 Amendment No. 1 dated March 11, 2011 to Preliminary Terms No. 698 dated February 28, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
INTEREST RATE STRUCTURED PRODUCTS
Senior Floating Rate Notes due 2020

Based on the 10-Year Constant Maturity SIFMA Municipal Swap Rate

As described below, interest will accrue quarterly during the nine-year term of the notes at a variable rate equal to the 10YR CMS SIFMA swap rate plus a fixed spread of 0.50%, and subject to the minimum interest rate of 3% per annum and the maximum interest rate of 9% per annum.  The 10YR CMS SIFMA swap rate is based on the projected long-term interest rates on tax exempt municipal bonds as well as long-term interest rates generally.  Any decrease in these projected interest rates is likely to decrease the 10YR CMS SIFMA swap rate and consequently decrease the interest payments on the notes, and conversely, any increase in these projected rates is likely to increase the 10YR CMS SIFMA swap rate and consequently increase the interest payments on the notes.  Although the 10YR CMS SIFMA swap rate is based on tax-exempt interest rates in the municipal bond market, interest payments under the notes are not tax-exempt.  As the interest rate during the term of the notes is variable, investors are exposed to the risk that the notes could pay no more than the minimum interest rate of 3% per annum for the entire term of the notes and the interest rate for any interest payment period is capped at 9% per annum.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	March 28, 2011
Original issue date:	March 31, 2011 (3 business days after the pricing date)
Interest accrual date:	March 31, 2011
Maturity date:	March 31, 2020
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Interest:
For each interest payment period, a variable rate per annum equal to:
10YR CMS SIFMA swap rate +  0.50%; subject to the minimum interest rate and the maximum interest rate.
For the purpose of determining the level of the 10YR CMS SIFMA swap rate applicable to an interest payment period, the level of such rate will be determined two (2) U.S. government securities business days prior to the related interest payment date (each an “interest determination date”).
Interest for any interest payment period is subject to the minimum interest rate of 3% and the maximum interest rate of 9% per annum.

10YR CMS SIFMA swap rate:	The 10YR CMS SIFMA swap rate published on Reuters Page ICAPMUNIFIX. Please see “Additional Provisions—10YR CMS SIFMA swap rate” below.
Interest payment period:	Quarterly
Interest payment dates:
Each March 31, June 30, September 31, and December 31, beginning June 30, 2011, provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Minimum interest rate:	3% per annum per interest payment period
Maximum interest rate:	9% per annum per interest payment period
Calculation agent:	Morgan Stanley Capital Services Inc.
Business day:	New York
Day-count convention:	30/360
Specified currency:	U.S. dollars
CUSIP:	61745E4X6
ISIN:	US61745E4X63
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to Issuer
Per Note	100%	%	%
Total	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of  % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020

The Notes

The notes offered are debt securities of Morgan Stanley.  Interest will accrue quarterly at a variable rate equal to the 10YR CMS SIFMA swap rate plus 0.50% during the term of the notes and subject to the minimum interest rate of 3% per annum and the maximum interest rate of 9% per annum.

The 10YR CMS SIFMA swap rate is based on projected long-term interest rates on tax-exempt municipal bonds and long-term interest rates generally.  Any decrease in these projected interest rates is likely to decrease the 10YR CMS SIFMA swap rate and consequently decrease the interest payments on the notes, and conversely, any increase in these projected interest rates is likely to increase the 10YR CMS SIFMA swap rate and consequently increase the interest payments on the notes.  See “Additional Provisions—10YR CMS SIFMA swap rate.” As the 10YR CMS SIFMA swap rate will be reset quarterly, the interest rate on the notes will reflect the then-current expectation of these projected long-term interest rates over the subsequent 10 years as measured on each interest determination date during the term of notes. Although the 10YR CMS SIFMA swap rate is based on tax-exempt interest rates in the municipal bond market, interest payments under the notes are not tax-exempt.  As the interest rate during the term of the notes is variable, investors are exposed to the risk that the notes could pay no more than the minimum interest rate of 3% per annum for the entire term of the notes. Furthermore, the interest rate for any interest payment period is capped at the maximum interest rate of 9% per annum.

We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described herein. All payments on the notes, including repayment of principal, are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.”

Additional Provisions

The 10YR CMS SIFMA Swap Rate

The 10YR CMS SIFMA swap rate is, on any day, the fixed rate of interest payable on an interest rate swap with a 10-year maturity as reported on Reuters Page ICAPMUNIFIX or any successor page thereto at 11:30 a.m. New York City time on that day.  The 10YR CMS SIFMA swap rate was first published on January 20, 2011 and provides an indication of projected long-term interest rates in the tax-exempt municipal bond market based on the SIFMA index, as well as projected long-term interest rates generally.  The rate is currently calculated by ICAP plc based on quotations obtained from several reference banks.  ICAP plc does not guarantee the accuracy or completeness of the 10YR CMS SIFMA swap rate.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to the SIFMA index.

If any interest determination date is not a U.S. government securities business day, the 10YR CMS SIFMA swap rate shall be the 10YR CMS SIFMA swap rate on the immediately preceding U.S. government securities business day.

“U.S. government securities business day” means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

The 10YR CMS SIFMA Swap Rate Fallback Provisions

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10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020

If the 10YR CMS SIFMA swap rate is not displayed by 11:30 a.m. New York City time on the Reuters Page  “ICAPMUNIFIX” on any day on which the level of such rate must be determined, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:30 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to 10 years commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to the SIFMA index on such day.  The calculation agent will request the principal New York City office of each of the reference banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

What is the SIFMA Index?

The Securities Industry and Financial Markets Association (“SIFMA”) Municipal Swap Index (the “SIFMA index”) is an important factor when a reference bank determines the 10YR CMS SIFMA swap rate. The SIFMA Index is produced by Municipal Market Data (“MMD”), a Thompson Financial Services company. The SIFMA index is a seven-day high grade market index comprised of tax-exempt variable-rate demand obligations from MMD’s database of variable-rate demand obligation issuances. The SIFMA index level is the non-weighted average of the weekly rates of various variable-rate demand obligations included in the SIFMA index.  The SIFMA index is an indicator of the short term borrowing costs of high grade tax-exempt municipalities and other tax-exempt entities.

The SIFMA index level is published on Thursday of each week (or any other single day of the week specified by SIFMA (or its successor) on which the SIFMA index values are reported), or if such Thursday (or other day) is not a U.S. government securities business day, the next succeeding U.S. government securities business day.

SIFMA and MMD obtain and gather the information and data contained in its SIFMA index from sources considered reliable.  However, SIFMA and MMD do not guarantee the accuracy or completeness of the SIFMA index. The SIFMA index does not constitute a recommendation to buy or sell securities of any kind. SIFMA and MMD make no warranties, expressed or implied, as to merchantability or fitness for a particular purpose or any other matter. SIFMA and MMD assume no responsibility, and shall not be liable, for any damages, direct or indirect, consequential or compensatory, including, but not limited to, lost profits arising out the provision of the SIFMA index by SIFMA and MMD.

SIFMA and MMD are acting as information provider only, and have no opinion or affiliation pertaining to this particular offering or product.

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10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020

Summary of Selected Key Risks (see page 6)

▪	The amount of interest payable on the notes is uncertain and may be as low as 3% per annum.

▪	The amount of interest payable on the notes in any interest payment period is capped at 9% per annum.

▪	Quotations of the 10YR CMS SIFMA swap rate will be based on the reference banks’ view of long-term interest rates in the municipal bonds market.

▪	Changes to government policy are likely to apply over multiple interest payment periods.

▪	The 10YR CMS SIFMA Swap Rate was not published prior to January 20, 2011.

▪	Investing in the notes is not equivalent to investing in the 10YR CMS SIFMA swap rate or the SIFMA index and interest on the notes is not tax-exempt.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings and credit spreads may adversely affect the market value of the notes.

▪	The price at which the notes may be resold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	The issuer, its subsidiaries or affiliates may publish research that could adversely affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

March 2011	Page 4

10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020

10YR CMS SIFMA Indicative and Historical Information

The 10YR CMS SIFMA swap rate is currently calculated by ICAP plc and published on Reuters Page ICAPMUNIFIX.  The rate was however only first published on Reuters on January 20, 2011.  The following graph illustrates indicative levels of the 10YR CMS SIFMA swap rates as calculated by Morgan Stanley for the period from January 1, 2002 to January 19, 2011 and the historical levels of 10YR CMS SIFMA swap rate published by ICAP plc for the period from January 20, 2011 to March 11, 2011.  The basis for the indicative calculations of the 10YR CMS SIFMA swap rate were the then current 10 Year Constant Maturity Swap Rates (the "10CMS"), which is a market measure of long-term taxable interest rates, and the 10-year SIFMA/LIBOR ratio (the "Ratio"), which is a market measure of expected relationship between taxable and tax-exempt interest rates. We believe that multiplying the ratio by 10CMS will lead to the closest approximation of what the 10YR CMS SIFMA swap rate would have been if ICAP plc had published the rate for those prior periods. However, the indicative information calculated by Morgan Stanley is not the same as the actual rate published by ICAP plc as it differs in several important respects. The 10CMS levels were obtained from Reuters Page as published at 11:00 a.m. while the Ratios were obtained from Bloomberg Financial Markets at 3:00 p.m.  In contrast, ICAP plc will base its rate on data from the reference dealers at the same time each day.  The four-hour timing mismatch may have resulted in a different estimation of the 10YR CMS SIFMA swap rate than if ICAP plc had calculated it.  Furthermore, the data for the Ratio is published by Bloomberg Financial Markets and is based upon the non-binding indicative quotations from a single financial institution.  In contrast, the actual 10YR CMS SIFMA swap rate is calculated by ICAP plc based on quotations obtained from up to 11 reference banks.  Even if the reference banks use the Ratio as part of their quotation of the 10YR CMS SIFMA swap rate, the reference banks will likely make their own determination of the Ratio which may differ substantially from the single quotation used by Bloomberg Financial Markets.  Most importantly, there is also no assurance that the reference banks will calculate their quotations of the 10YR CMS SIFMA swap rate on the same or even similar basis as the indicative levels were calculated as described above.  As a result, this indicative graph, and its limitations, should be given careful consideration and should not be taken as an indication of future performance.

Indicative and Historical 10YR CMS SIFMA swap rates* January 1, 2002 to March 11, 2011

*As noted above, this indicative information for all periods before the initial publication of the 10YR CMS SIFMA swap rate on January 20, 2011 is indicative only as it is not based upon rates calculated by ICAP plc and published on Reuters, as will be the case with the actual 10YR CMS SIFMA swap rate that the interest payments on the notes will be based on.

March 2011	Page 5

10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the 10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020 entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the 10YR CMS SIFMA swap rate and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Yield Risk

▪
The Amount Of Interest Payable On The Notes Is Uncertain and May Be 3% Per Annum For The Entire Term Of The Notes. For each quarterly interest payment period until maturity, the interest payable on the notes will vary depending on the levels of the 10YR CMS SIFMA swap rate.  One of the components used to determine the 10YR CMS SIFMA swap rate is the SIFMA index.  There are various factors that affect the SIFMA index level.  If the SIFMA index level decreases from its current levels, such decrease may adversely affect the 10YR CMS SIFMA swap rate and may potentially reduce it to the minimum interest rate of 3% per annum.  As a result, the effective yield on the notes may be substantially less than what would be payable on conventional securities of the issuer of comparable maturity.  The interest payments on the notes and return of the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The amount of interest payable on the notes in any interest payment period is capped at 9% per annum. The interest rate on the notes for each interest payment period is capped for that period at the maximum interest rate of 9% per annum (equal to a maximum quarterly interest payment of $22.50 for each $1,000 stated principal amount of notes).

▪
The 10YR CMS SIFMA swap rate will be based on projected long-term interest rates in the municipal bond market.  The interest rate for any particular interest payment period will depend on the 10YR CMS SIFMA swap rate determined on the applicable interest determination date.  There are various factors that can affect the level of the SIFMA index which is used by the reference banks when determining the 10YR CMS SIFMA swap rate.  Further, since the 10YR CMS SIFMA swap rate is based on quotations obtained for a basis swap with a 10-year term, the impact of these factors needs to be considered over a 10-year period. If municipal interest rates are projected to decline over the 10-year term of the swap, the 10YR CMS SIFMA swap rate will decline, and possibly be lower than the level of the SIFMA index.  In addition, as the 10YR CMS SIFMA swap rate will be reset quarterly, the interest rate on the notes will reflect the then-current expectation of these projected long-term interest rates over the subsequent 10 years as measured on each interest determination date during the term of notes. Some of the factors that may affect the 10YR CMS SIFMA swap rate include:

•
Marginal tax rates: As the SIFMA index represents the rate payable on tax-exempt variable rate demand obligations, increases in the marginal tax rate may decrease the SIFMA index (reflecting the increased after-tax benefits of the tax-exempt variable rate demand obligations included in the SIFMA index), which could decrease the 10YR CMS SIFMA swap rate which in turn, will result in the interest rate on the notes being reduced, possibly to the minimum interest rate of 3% per annum.  Conversely, decreases in the marginal tax rate may increase the SIFMA index (reflecting the lower after-tax benefits of the tax-exempt variable rate demand obligations included in the SIFMA index), which could increase the 10YR CMS SIFMA swap rate which in turn, will result in the interest rate on the notes being increased.

•
Creditworthiness of municipal securities relative to corporate issuers: Any actual or anticipated increase in the actual or perceived creditworthiness of issuers of municipal securities relative to the creditworthiness of corporate issuers could significantly decrease the level of the SIFMA index due to increased demand for municipal securities (for example, in times of financial crisis).  Conversely, any actual or anticipated decline in the actual or perceived creditworthiness of issuers of municipal securities could increase the level of the SIFMA index.

•
Supply and demand for municipal securities; remarketing practices: In addition to the creditworthiness of municipal securities, other factors can affect the level of the SIFMA index, such as supply and demand imbalances, any impact of the Dodd Frank Act, any changes in the remarketing practices for variable rate demand obligations or technical trading factors.  Any of these factors may decrease the SIFMA index and thereby decrease the 10YR CMS SIFMA swap rate.  Aside from changes in the tax law, such demand and supply movements could derive from

March 2011	Page 6

10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020

fragmentation in the market for municipal securities, uncertainty with respect to the rights of holders of municipal securities and illiquidity generally in the market.

•
The absolute level of interest rates: As market interest rates in general increase, municipal securities may become subject to increasing demand (as the positive tax effects of holding tax-exempt municipal securities increase on a relative basis) and decreasing supply (as municipal issuers issue fewer securities in light of higher interest rates). This demand and supply imbalance could decrease the SIFMA index and accordingly, decrease the 10YR CMS SIFMA swap rate.

▪
Changes To Government Policy Are Likely To Apply Over Multiple Interest Payment Periods. The SIFMA index is an important factor when a reference bank determines the 10YR CMS SIFMA swap rate.  Government policy changes which may impact the SIFMA index level, such as marginal tax rate changes, the tax status of municipal securities and official interest rate positions, are likely to apply for time frames that extend over more than one interest payment period, meaning that any adverse policy changes relating to the SIFMA index level would be likely to affect the 10YR CMS SIFMA swap rate and thus the interest rate that applies to the notes in more than one interest payment period.

▪
The 10YR CMS SIFMA Swap Rate Was Not Published Prior To January 20, 2011. The 10YR CMS SIFMA swap rate is currently calculated by ICAP plc and published on Reuters Page ICAPMUNIFIX.  The rate was however only first published on Reuters on January 20, 2011.  As a result, the graph on page 5 provides only indicative levels of the 10YR CMS SIFMA swap rates as calculated by Morgan Stanley for the period prior to January 20, 2011.  The basis for these indicative calculations  for this period were the then current 10 Year Constant Maturity Swap Rates (the "10CMS"), which is a market measure of long-term taxable interest rates, and the 10-year SIFMA/LIBOR ratio (the "Ratio"), which is a market measure of expected relationship between taxable and tax-exempt interest rates.  We believe that multiplying the ratio by 10CMS will lead to the closest approximation of what the 10YR CMS SIFMA swap rate would have been if ICAP plc had published the rate for those prior periods.  However, the indicative information calculated by Morgan Stanley is not the same as the actual rate published by ICAP plc as it differs in several important respects.  The 10CMS levels were obtained from Reuters Page as published at 11:00 a.m. while the Ratios were obtained from Bloomberg Financial Markets at 3:00 p.m.  In contrast, ICAP plc will base its rate on data from the reference dealers at the same time each day.  The four-hour timing mismatch may have resulted in a different estimation of the 10YR CMS SIFMA swap rate than if ICAP plc had calculated it.  Furthermore, the data for the Ratio is published by Bloomberg Financial Markets and is based upon the non-binding indicative quotations from a single financial institution.  In contrast, the actual 10YR CMS SIFMA swap rate is calculated by ICAP plc based on quotations obtained from up to 11 reference banks.  Even if the reference banks use the Ratio as part of their quotation of the 10YR CMS SIFMA swap rate, the reference banks will likely make their own determination of the Ratio which may differ substantially from the single quotation used by Bloomberg Financial Markets.  Most importantly, there is also no assurance that the reference banks will calculate their quotations of the 10YR CMS SIFMA swap rate on the same or even similar basis as the indicative levels were calculated as described above.  As a result, this indicative graph, and its limitations, should be given careful consideration and should not be taken as an indication of future performance.

▪
Investing In The Notes Is Not Equivalent To Investing In The 10YR CMS SIFMA swap rate or the SIFMA Index And Interest On The Notes Is Not Tax-Exempt. Investing in the notes is not equivalent to investing directly in the 10YR CMS SIFMA swap rate, the SIFMA index or in municipal securities and you will have no rights or interest in any municipal securities.  Any interest which is paid on the notes will not be tax-exempt.

Issuer Risk

▪
Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk.  The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020

Market Risk

▪
The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in the 10YR CMS SIFMA swap rate (ii) volatility of the 10YR CMS SIFMA swap rate, (iii) changes in other interest and yield rates available in the market, (iv) geopolitical conditions and economic, financial, political and regulatory or judicial events (including changes in marginal income tax rates or events affecting the tax-exempt status of municipal securities) that may affect the 10YR CMS SIFMA swap rate, (v) any actual or anticipated changes in our credit ratings or credit spreads, and (vi) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.

▪
The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

▪
The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

▪
The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Notes.  They Also Expect To Hedge The Issuer’s Obligations Under The Notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, the 10YR CMS SIFMA swap rate or the SIFMA index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer. Determinations made by the calculation agent, including with respect to the selection of a substitute rate if the 10YR CMS SIFMA swap rate becomes unavailable or any other determinations in accordance with the fallback provisions (see “The 10YR CMS SIFMA swap rate Fallback Provisions” above) may adversely affect the payout to you on the notes.

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10YR CMS SIFMA Swap Rate Senior Floating Rate Notes due 2020

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on March 31, 2011, which will be the third scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of   % for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Floating Rate Notes.”  Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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